PURCHASE OPTION











                              TABLE OF CONTENTS


                                                              Page

1.    Grant of Option..........................................1
2.    Term and Exercise of Option..............................2
3.    Consideration for Option.................................3
4.    Obligation to Sell and Purchase..........................3
5.    Time and Place of Closing................................3
6.    Purchase Price...........................................3
7.    Quality of Title.........................................4
8.    Appointments.............................................5
9.    Seller's Warranties......................................5
10.   Additional Partnership Warranties.......................10
11.   Documents at Closing....................................11
12.   Operation of the Premises Prior to Closing..............12
13.   Fire or Casualty; Condemnation..........................13
14.   Remedies................................................13
15.   Default by Buyer........................................15
16.   Brokerage...............................................15
17.   Assignment and Designation of Nominee...................15
18.   Recording...............................................15
19.   Notices.................................................15
20.   Tender..................................................17
21.   Time for Performance....................................17

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22.   Construction............................................17
23.   Governing Law...........................................17
24.   Merger of Partnership into Affiliate....................17
25.   Survival................................................18
26.   Conditions Precedent to the Obligation of Buyer.........18
27.   Counterparts............................................19

                                  -ii-

                            PURCHASE OPTION


     THIS OPTION AGREEMENT ("Agreement" or "Option") is made this 30th day of November, 1993, by and among those persons designated on the signature page of this Agreement as Sellers (collectively, the "Seller"), HERITAGE ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership (the "Partnership"), and MHC ACQUISITION CORPORATION, a Pennsylvania corporation, hereafter to be known as Meridian Healthcare, Inc. (the "Buyer"). All terms capitalized but not defined in this Purchase Option shall have the meanings ascribed to them in the Agreement and Plan of Reorganization dated as of September 19, 1993, as amended November 23, 1993, by and among Seller and certain of Seller's affiliates and Buyer and certain of its affiliates (the "Merger Agreement").

                             W I T N E S S E T H

     1. Grant of Option.

     A. Seller does hereby grant to Buyer the right, privilege and option to purchase all of Seller's partnership interests (the "Interests") in the Partnership, which Partnership is the owner of the premises situate and known as MERIDIAN NURSING CENTER - HERITAGE, 7232 German Hill Road, Dundalk, MD 21222 as more particularly described on Exhibit "A" attached hereto, and of the buildings and all improvements constructed thereon (collectively, the "Premises"), and of certain of the furniture, fixtures and equipment therein, and of certain of the inventory and personal property situated on the Premises which is used or useful in the operation of the long term care facility located thereon.

     B. The Partnership does hereby grant to Buyer the right, privilege and option to purchase the Premises and all right, title and interest of the Partnership in and to any land lying in the beds of any streets, avenues, alleys or passages, open or proposed, bounding or abutting the Premises, any drainage rights appurtenant to such land, together with all right, title and interest, if any, of the Partnership, in and to any easement, passageways or rights of way appurtenant to or benefiting the property (hereinafter collectively called the "Appurtenances") on the terms and conditions set forth in this Agreement. The exercise of this option is subject to Paragraph 2.C.

     C. Seller and the Partnership and affiliates of the Seller and the Partnership (the "Selling Affiliates") have also granted to Buyer the right, privilege and option to acquire all of the partnership interests in the six partnerships identified on Exhibit A1 (the "Additional Interests"), which partnerships own the six facilities identified and described on Exhibit A1, together with all of the aforementioned rights and property appurtenant thereto (collectively called the "Additional Facilities") and the right, privilege and option to acquire the Additional Facilities pursuant to six Purchase Option Agreements between Buyer and the owners of each Additional Facility and of the Additional Interests executed of even date herewith (the "Additional Agreements"). The Premises and the Additional Facilities are hereinafter sometimes called the "Properties". The Interests and the Additional Interests are hereinafter sometimes called the "Combined Interests".

     2. Term and Exercise of Option.

     A. Buyer may exercise the option granted herein at any time prior to December 1, 2002, or if Buyer shall, under any other agreement between the parties, lawfully be in possession of the Premises after December 1, 2003, then Buyer may exercise this option at any time prior to December
1, 2007. To exercise this option, Buyer shall deliver to Seller a written notice of Buyer's exercise of the option designating the date, time, and place of closing, provided that the date designated for closing shall be (i) at least thirty days after delivery to Seller of notice of the exercise of the option, (ii) not earlier than January 1, 2003, and (iii) not later than May 31, 2003, or if Buyer shall under any other agreement between the parties lawfully be in possession of the Premises after December 1, 2003, then closing shall be not later than May 31, 2008. Except as hereinafter provided in this Paragraph
2.A., if Buyer notifies Seller of its intent to exercise the option but fails to close by May 31, 2003 or May 31, 2008, whichever is applicable, Seller shall have the remedies set forth in Paragraph 15 below. Notwithstanding the foregoing, the Closing may occur before January 1, 2003 in certain circumstances related to casualty or condemnation as set forth in Paragraph 13 hereof or material breach of Seller's warranties or obligations under paragraph 9 or 12 hereof and may occur later than May 31, 2003 (or May 31, 2008, if applicable) if Seller fails, refuses or is unable to convey the Interests at Closing in accordance with this Agreement and Buyer elects to purchase the Premises as a result of such failure, refusal or inability, in which event the Closing will occur on the date specified in Buyer's notice of exercise of the option to purchase the Premises. The Closing Date for the purchase of the Premises shall be at least thirty (30) days but not more than ninety (90) days after the date of such notice. Buyer may give notice of its exercise of the option to purchase the Premises at any time within thirty (30) days after Buyer learns of Seller's failure, refusal or inability to convey the Interests in accordance with this Agreement.

     B. Buyer may exercise the option herein granted only together with the exercise of all of the Additional Agreement options, but Buyer may purchase less than all of the Properties or the Combined Interests if Seller or any of the Selling Affiliates are in default under this

                                   -2-

Agreement, any Additional Agreement, or any other agreement between the parties, or if as a result of bankruptcy or other legal disability, Seller or any of the Selling Affiliates are unable to convey all of the Combined Interests at Closing, in which event Buyer shall purchase all of the Combined Interests which Seller and the Selling Affiliates can convey.

     C. Buyer elects to exercise its option hereunder, Buyer agrees to exercise the option to acquire the Interests (rather than the option to acquire the Premises) unless (i) Seller fails, refuses or is unable to comply with all of its obligations under this Agreement with respect to the Interests and the conveyance thereof including, without limitation, compliance with all of the warranties and representations set forth in Paragraph 9 hereof or (ii) purchase of the Premises would cause, but purchase of the Interests would not cause, title to the Premises to be as set forth in Paragraph 7.A. Seller acknowledges and agrees that Buyer shall have the right to exercise its option to acquire the Premises and Appurtenances if and at any time that Buyer determines in its reasonable discretion, that Seller has breached, or is or will be unable to comply in all material respects with each and every obligation of Seller and the Partnership hereunder with respect to the sale of the Interests; provided, however, that closing on the purchase of the Premises shall occur, at Buyer's election, earlier than January 1, 2003, if Seller is in default under this agreement, which default has not been cured within 90 days after notice from Buyer of such default.

     3. Consideration for Option. In consideration for the option granted herein, Buyer has, at or prior to the execution of this Agreement, paid to Seller the sum of One Million Nine Hundred Eight Six Thousand Dollars ($1,986,000) by wire or by certified or bank cashier's check, receipt of which is hereby acknowledged by Seller (the "Option
Consideration").

     4. Obligation to Sell and Purchase. Upon exercise of the option, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Interests or, subject to Paragraph 2.C., the Premises, upon the terms and conditions set forth in this Agreement.

     5. Time and Place of Closing. If Buyer shall exercise the option in the manner and within the time set forth herein, then the closing for the purchase of the Interests (or the Premises) by Buyer (the "Closing") shall be held at the place and on the date and at the time designated in the notice of the exercise of the option.

     6. Purchase Price. The purchase price for the Premises or the Interests shall be Seven Million Eight Hundred Seventeen Thousand Five Hundred Dollars ($7,817,500) exclusive of (i.e., in addition to) the Option Consideration. The purchase price shall be payable at Closing,

                                  -3-

subject to any adjustment hereunder. Buyer may (if permitted by the terms and the holder of any Fee Mortgage) pay all or a portion of the purchase price by retaining the obligations of the Partnership under any such Fee Mortgage. The purchase price shall be paid by federal funds wired to such account as Seller shall designate to Buyer, or by certified, bank cashier's or title company check as Seller shall elect by written notice to Buyer no later than three (3) business days before the date of Closing. If Seller fails to notify Buyer as aforesaid, or if Buyer does not receive notice within said time, Seller shall be automatically deemed to have elected payment by certified check. Buyer shall be entitled to a credit against the purchase price at Closing in an amount equal to any proceeds of condemnation, deed in lieu of condemnation or other action in the nature of eminent domain or insurance proceeds applicable to the Premises and received by the holder of the Fee Mortgage and which are not available to the Partnership and were not applied to restoration of the Premises before Closing and for any amounts paid by Buyer to restore condemnation (but not casualty) damage to the Premises in excess of any condemnation made available to Buyer for such purposes.

     7. Quality of Title.

     A. At the time of Closing, the Partnership shall have good and marketable title to the Premises, free and clear of all liens, encumbrances, easements, and objections excepting those exceptions and objections to title set forth on Exhibit B and together with the affirmative coverages and endorsements set forth on Exhibit B, which
Exhibit is attached hereto and incorporated herein. If Buyer is entitled and elects under Paragraph 2.C. to acquire the Premises rather than the Interests, title to the Premises shall be conveyed in fee simple by special warranty deed. Title shall be good and marketable and shall be insurable as such at regular rates by any reputable title insurance company chosen by Buyer doing business in the Baltimore County, Maryland area pursuant to an ALTA Form B Policy (1970 edition, 1984 revision), free and clear of all liens, encumbrances, easements, and objections excepting those exceptions and objections to title set forth on Exhibit B and together with the affirmative coverages and endorsements set forth on Exhibit B.

     B. Seller agrees to comply with all reasonable requirements of the title insurance company to enable it to provide any endorsements to the Partnership`s title policy reasonably requested by Buyer, and, if applicable, will comply with all requirements of the title company enabling the title company to insure title to the Premises to Buyer free of corporate or other taxes and other charges then due the State of Maryland by Seller or the Partnership; provided, however, that if Seller objects to the requirements of the title company, Seller may propose a different title company meeting the standards of Paragraph 7.A.

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     8. Appointments.

     A. If Buyer purchases the Premises rather than the Interests, rents from tenants shall be apportioned, pro rata, on a per diem basis, between Buyer and the Partnership as of the date of Closing.

     B. All real estate transfer taxes, recording fees, or documentary stamp taxes imposed on this transaction, if any, shall be paid by Buyer. If Buyer purchases the Interests, and at the time of Closing any transfer or other taxes are imposed on the transaction which exceed transfer taxes which would be imposed on a deed for the Premises, such excess shall be paid by Seller; provided, however, that Seller shall have the option to cause the Partnership to convey, and Buyer to purchase, the Premises in such circumstances.

     9. Seller's Warranties. Seller makes the following representations and warranties to Buyer which, unless the contrary is stated, are true and correct on the date hereof and shall be true and correct on the date of Closing.

     A. Seller owns all of the Interests free and clear of any liens, claims or encumbrances, except security interests granted to secure any Fee Mortgage (as defined in Paragraph 9.C. below), which security interests and Fee Mortgage shall be released as of Closing.

     B. The Partnership is the fee simple owner of good and marketable title to the Premises, and the Premises is free from all liens, encumbrances, easements, restrictions, pledges, security interests, conditional sale agreements, or other charges except as set forth on Exhibit B and, on the date hereof, the Fee Mortgage.

     C. The mortgage identified on Exhibit C or any refinancing thereof (the "Fee Mortgage") is in full force and effect, and as of the date hereof, the Partnership is not in default under the Fee Mortgage, nor has any event occurred which with the giving of notice or the passage of time or both could constitute a default under the Fee Mortgage, or any other item identified on Exhibit B.

     D. There shall be no material change in the financial condition of Seller after the date hereof which materially and adversely affects Buyer's ability to purchase the Interests pursuant to this Option.

     E. Seller shall not file for protection under any bankruptcy, insolvency, moratorium or similar laws of the United States or any state, nor shall Seller suffer the same to be filed involuntarily against Seller unless such proceedings shall be dismissed within sixty (60) days of such filing.

     F. Seller shall not suffer the appointment of a receiver of any of its property due to its insolvency or failure to pay its debts, unless the said receiver is discharged within sixty (60) days after appointment, nor shall Seller make an assignment for the benefit of its creditors, or suffer the appointment of a committee of creditors, sequestrator, conservator or trustee to take control of Seller because of the inability of Seller to pay its debts when and as the same mature.

     G. Subject to Seller's rights under Paragraphs 12.D. and 24 below, each Seller owns the following percentage interest in the Partnership which are identified on Exhibit D. The General Partners identified on Exhibit D are the only general partners of the Partnership, and there are no other persons, firms or corporations owning or having the right to acquire an interest in the Partnership.

     H. Seller has delivered to Buyer true, correct and complete copies of the partnership agreement and all certificates of limited partnership for the Partnership and the same have not and, subject to Paragraphs 12.D and 24, will not be modified or amended in any way without the express written consent of Buyer, which consent shall not be unreasonably withheld or delayed as long as the changes will not cause Seller or the Partnership to be in violation of their representations, warranties and covenants hereunder. The partnership agreement is valid and enforceable in accordance with its terms; and upon the completion of Closing and the delivery to Buyer of the assignments of the Interests, Buyer will own the Interests free and clear of any liens, security interests, charges, claims, interests or other encumbrances.

     I. The Partnership is a partnership duly formed and validly existing under the laws of Maryland and is duly qualified as a foreign partnership in each jurisdiction in which the nature of its business or the location of its properties require such qualification. The Partnership has the full power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided and has the full power and authority to own, lease and operate its assets. No consent is required, or if required, such consent has been obtained, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement, and each document contemplated by this Agreement is and will be the valid and legally binding obligation of each Seller or the Partnership, enforceable in accordance with its terms.

     J. (1) Seller and the Partnership have duly and timely filed with the appropriate governmental agencies all Tax Returns required to be filed by them, all of which have been accurately prepared;

     (2) Seller and the Partnership have, within the time and manner prescribed by law, paid all Taxes due and payable, except for taxes being contested within the time and manner prescribed by law. Within the time allowed by law, final tax returns will be filed by the Seller with respect to a fiscal year ending on the date of Closing, and all taxes due and payable thereon will be paid, unless contested as aforesaid; provided, however, that at Closing Seller and the Partnership shall have paid or provided Buyer with an indemnity or escrow fund satisfactory to Buyer as to any Taxes for the fiscal year ending on the date of Closing;

     (3) The Partnership has established in its Financial Statement adequate provision for all Taxes not yet due and payable;

     (4) No Tax Return of the Partnership is currently the subject of an audit by a governmental agency;

     (5) There are no actions, suits, claims, or other judicial or administrative proceedings, relating to any Tax or Tax Return now pending against the Partnership, nor has any deficiency or adjustment been proposed, asserted or assessed against the Partnership which has not been resolved and satisfied in full, and neither Seller nor the Partnership has any knowledge that any such deficiency or adjustment may be asserted by a governmental agency;

     (6) To the best knowledge and belief of each Seller and the Partnership, no state of facts exists or has existed which would constitute grounds for the assessment of any further liability for Taxes related to the Partnership or the Premises except Taxes incurred in the ordinary course of business for the fiscal year ending on the date of Closing;

     (7) There are no liens for Taxes on the assets of the Partnership other than liens for taxes not yet due;

     (8) Except as set forth on Schedule 4.7(d) of the Merger Agreement or as hereinafter disclosed to Buyer, no material claim for Taxes due is being contested by the Partnership;

     (9) The Partnership has complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws;

     (10)  Except as disclosed to Buyer as of the date hereof in
Schedule 4.7(i) of the Merger Agreement and as may be done in the ordinary course of business hereafter, neither the Seller nor the

Partnership has filed any elections with the IRS, nor are there any agreements, waivers, or other arrangements with any governmental agency providing for an extension of time with respect to any Tax Return or to the assessment of any Tax, penalty and/or interest relating thereto with respect to the Partnership;

     (11) No power of attorney has been granted by the Partnership with respect to any Tax which is currently in force;

     (12) The Partnership is not a party to any agreement providing for the allocation or sharing of Taxes;

     L. The Partnership has complied in all material respects with all Laws relating to its assets, business and operations. Except as disclosed as of the date hereof in Schedules 4.8, 4.9, 4.10 and 4.12 of the Merger Agreement, the Partnership has not received notice of any alleged violation of or claim under any such Laws, and, to the best knowledge and belief of the Seller, there is no basis for a violation thereof which may occur in the future (either upon notice, lapse or time, or both), and no investigation, charge, claim or other action under any Laws is pending or, to the best knowledge and belief of the Sellers, threatened;

     M. The Partnership holds as of the date of signing this Agreement all Permits which are material to the conduct of its business. Except as disclosed as of the date hereof in Schedules 4.8, 4.9, 4.10 and 4.12 of the Merger Agreement, no violations are or have been recorded in respect of any such Permit and no Proceeding is pending or threatened to revoke, terminate or limit any such Permit. Except as disclosed as of the date hereof in Schedules 4.8, 4.9, 4.10 and 4.12 of the Merger Agreement, the Partnership has not received any notice of any claim of default with respect to any such Permit or of any notice of any other claim or Proceeding (or threatened Proceeding) relating to any such Permit and, to the best knowledge and belief of the Seller, the Partnership is not in default with respect to any such Permits;

     N. The consummation of the transactions herein contemplated including, without limitation, the execution, delivery and consummation of this Agreement and the documents required to effect the transactions herein contemplated, do not and will not (1) constitute a violation of or default under (either immediately or upon notice, lapse of time or both), conflict with or result in a breach of or, as to clauses (a) and (b), give any other party the right to terminate (a) the partnership agreement or certificate of limited partnership of the Partnership (b) the terms of any Contract to which the Seller or the Partnership is a party or by which any of its or their assets may be affected the breach of which could materially and adversely affect the business of the Partnership, (c) any Judgment, or
(d) any Laws; or (2) result in the creation or imposition of any Encumbrance on any of the assets of the Partnership or give to any Person (other than Buyer) any interest or right in any of such assets; or (3) accelerate the maturity of or otherwise modify or violate the terms of or constitute a default under any Liability of Seller or the Partnership the breach of which could materially adversely affect the business of the Partnership; or (4) result in the breach of any of the terms and conditions of, constitute a default under or otherwise cause any impairment of, any Contract, or Permits which, if not cured, could have a material adverse effect on the Premises or on the business of the Partnership;

     O. From and after the date hereof, the Partnership will have no employees. The Partnership has no written or oral employment contracts or agreements, and is not and will not become party to any employee benefit plans or health plans;

     P. There are, and will on the Closing Date be, no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller or the Partnership with respect to the Premises, either at law or in equity, or before any federal, state, county or municipal department, commission, bureau or agency whatsoever, except such as are fully covered (less reasonable retentions) by insurance policies having Seller or the Partnership as a named insured;

     Q. The Partnership is not a party to, nor is the Premises burdened by any Contracts of any kind or nature whatsoever which cannot be cancelled on thirty (30) days notice without penalty or cost except for the Fee Mortgage (and associated financing documents), Contracts entered into with the prior written approval of Buyer, and Contracts existing as of the date hereof and disclosed to the Buyer in the Merger Agreement;

     R. Immediately prior to Closing hereunder, the Partnership will have no outstanding Indebtedness, obligations or Liabilities (accrued, absolute, contingent or otherwise, including tax liabilities) other than those which will be paid in full from the proceeds of the sale of the Interests or those which have been expressly agreed to by Buyer in writing at that time;

     S. The books of account of the Partnership accurately reflect in all material respects all of its items of income and expense, and all of its assets, liabilities and accruals are and have been prepared and maintained in form and substance adequate for preparing financial statements in accordance with generally accepted accounting principles consistently applied which are capable of being audited. The Partnership has in all material respects filed all reports required by all Laws to be filed and it has duly paid or accrued on its books of account all applicable duties and charges due or assessed against it pursuant to such reports;

     T. Neither the Seller nor the Partnership, nor any consultants, agents, employees or other persons associated with or active on behalf of the Partnership, has (1) used any funds of the Partnership for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (2) made any direct or indirect unlawful payments to foreign or domestic government officials or employees from funds of the Partnership, (3) violated any provision of the Foreign Corrupt Practices Act of 1977, (4) established or maintained any unlawful or unrecorded fund of monies or other assets, (5) made any false or fictitious entries on the books and records of the Partnership, (6) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (7) made any material favor or gift which is not deductible for Federal income tax purposes (collectively a "Questionable Payment"). Neither the Seller nor the Partnership and no agent, employee or other person associated with or active on behalf of the Partnership or in connection with its business made or received a Questionable Payment;

     U. Except as disclosed as of the date hereof on Schedules 4.9 and 4.12, there are no pending charges, indictments, information, or investigation of the Partnership or of any of its agents, partners or employees relating to the violation of any Federal, state or local statute, law or ordinance;

     V. All Documents delivered by or on behalf of the Sellers and the Partnership in connection with this Agreement and the transactions contemplated hereby are true and complete in all material respects (except where otherwise noted); all such Documents are authentic; and all Contracts included hereunder are valid, subsisting and binding on the parties thereto in accordance with their terms. The information furnished by or on behalf of the Sellers and the Partnership to Buyer in connection with this Agreement and the transactions contemplated hereby do not contain any untrue statement of material fact and do not fail to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading. There is no fact known to the Seller or the Partnership which the Seller or the Partnership have not disclosed to Buyer in writing which materially adversely affects, or so far as any Seller can now foresee, will materially adversely affect the Partnership or the ability of the Seller or the Partnership to perform this Agreement.

     10. Additional Partnership Warranties. The Partnership makes the following representations and warranties to Buyer which, unless the contrary is stated, are true and correct on the date hereof and shall be true and correct on the date of Closing.

A.	The Partnership is the fee simple owner of good and marketable title to the Premises, and the Premises is free from all liens, encumbrances, easements, restrictions, pledges, security interests, conditional sale agreements, or other charges except as set forth on Exhibit B, and as of the date hereof, the Fee Mortgage.

     B. The Fee Mortgage is in full force and effect, and as of the date hereof, the Partnership is not in default under the Fee Mortgage, nor has any event occurred which with the giving of notice or the passage of time or both could constitute a default under the Fee Mortgage, or any other item identified on Exhibit B.

     C. There shall be no material change in the financial condition of the Partnership after the date hereof which materially and adversely affects Buyer's ability to purchase the Premises pursuant to this Option.

     D. The Partnership shall not file for protection under any bankruptcy, insolvency, moratorium or similar laws of the United States or any state, nor shall the Partnership suffer the same to be filed involuntarily against the Partnership unless such proceedings shall be dismissed within sixty (60) days of such filing.

     E. The Partnership shall not suffer the appointment of a receiver of any of its property due to its insolvency or failure to pay its debts, unless the said receiver is discharged within sixty (60) days after appointment, nor shall the Partnership make an assignment for the benefit of its creditors, or suffer the appointment of a committee of creditors, sequestrator, conservator or trustee to take control of the Partnership because of the inability of the Partnership to pay its debts when and as the same mature.

     11. Documents at Closing.

     A.  At time and place of closing, Seller shall deliver to Buyer:

     (1) An assignment of partnership interests assigning all of the Interests to Buyer (or Buyer's designee);

     (2) An amendment to the partnership agreement and certificate of limited partnership of the Partnership substituting Buyer (or Buyer's designee) as substitute general and limited partners;

     (3) Such confirmatory documents as may be reasonably necessary to confirm the right, title and interest of the Partnership in and to: (a) any awards or other proceeds of condemnation, any conveyance in lieu of condemnation or any proceedings in the nature of eminent domain with respect to the Premises which have not yet been paid to the Partnership and (b) any unpaid insurance proceeds applicable to the Premises; and

     (4) Such other documents as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.

     B. If under the terms of this Agreement Buyer is permitted to and does purchase the Premises, at time and place of Closing, the Partnership shall deliver to Buyer:

     (1) special warranty deed conveying title to the Premises in fee simple.

     (2) A bill of sale for all personal property located in the Premises and belonging to the Partnership in form and content acceptable to counsel f or Buyer.

     (3) An assignment of all right, title and interest of the Partnership in and to: (a) any awards or other proceeds of condemnation, any conveyance in lieu of condemnation or any proceedings in the nature of eminent domain with respect to the Premises which have not yet been paid to the Partnership and (b) any unpaid insurance proceeds applicable to the Premises.

     (4) All right, title and interest of the Partnership in and to any lease for the Premises free and clear of all liens, encumbrances or interests of any party other than Seller and any leasehold mortgagee.

     (5) Such other documents as may be necessary or appropriate to consummate the transaction contemplated by this Agreement.

     12. Operation of the Premises Prior to Closing. Between the date of this Agreement and the date of Closing:

     A. Seller and the Partnership will not create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to the Interest or the Premises other than the items listed on Exhibit B and the Fee Mortgage without the prior written consent of Buyer which Buyer may grant or withhold in Buyer's sole discretion.

     B. Seller shall not permit the Partnership to modify, amend or refinance the Fee Mortgage so as to create an annual debt service obligation which is greater than Seven Hundred Ninety Five Thousand Dollars ($795,000) per annum through November 30, 2003 and Eight Hundred Thirty Five Thousand Dollars ($835,000) thereafter without the prior written consent of Buyer which Buyer may grant or refuse in Buyer's sole discretion.

     C. Neither Seller nor the Partnership shall enter into any merger, consolidation or similar transaction, without the prior written consent of the Buyer; provided, however, that Buyer agrees to consent to any merger, consolidation or similar transaction which meets the requirements of Paragraph 24 below.

     D. The Partnership will not sell, assign, lease, transfer, encumber or otherwise dispose of all or any portion of the Premises or its interest therein without the written consent of Buyer, except in connection with the Fee Mortgage. It is specifically understood and agreed that any direct or indirect transfer of ownership interest in the Partnership or in any general partner of the Partnership or transfer of an equitable interest in the Premises or the Partnership (except as a result of death) shall constitute a transfer governed by this Paragraph l2.D., except that, without Buyer's consent, Seller may transfer the Interests among themselves, to family members, to trusts for the benefit of family members or, subject to Paragraph 24, to entities controlled by or under common control with Seller; provided, however, that such transferees must assume all of Seller's obligations under this Agreement and the Controlling Shareholders shall remain responsible for their obligations under this Agreement.

     E. Seller will not pledge, assign, sell, lease, encumber or otherwise dispose of the Interests except as security for the Fee
Mortgage or as permitted by Paragraphs l2.C. and l2.D. above.

     F. The Partnership shall not engage in any business activity other than ownership of the Premises.

     G. Except in connection with the Fee Mortgage for any of the Additional Facilities, the Partnership shall not guarantee, assume, endorse or otherwise become directly or contingently liable, including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payments, or to supply funds, in connection with any indebtedness of any other person or entity without the prior written consent of Buyer.

     H. Seller shall notify Buyer of any judgment entered against Seller in excess of $100,000.

     The covenants set forth in this Paragraph 12 constitute warranties and representations of the Seller and the Partnership as fully as if contained in Paragraphs 9 and 10 above.

     13. Fire or Casualty; Condemnation. In the event of any casualty or condemnation of all or part of the Premises, Buyer shall have the right to exercise the option for the Premises or the Interests and complete Closing hereunder at the time set forth herein or in any other written agreements between Buyer and Seller or the Partnership, which may be earlier than the date established pursuant to Paragraph 2 hereof.

     14. Remedies. Upon the occurrence of any breach or noncompliance by Seller of its obligations hereunder, or the breach of any representation or warranty contained herein, Buyer shall have the right, in addition to any other legal or equitable right, at its election:

     A. to take such title as Seller can give, (but not earlier than January 1, 2003 unless subparagraph F. below applies), without any abatement of purchase price other than the right to apply the purchase price to discharge any judgments, liens or other encumbrances or other defects in title (other than those on Exhibit B) which can be discharged or removed by payment of a specific monetary amount; or

     B. to purchase the Premises directly from the Partnership for the purchase price set forth in Paragraph 5, (but not earlier than January 1, 2003 unless subparagraph F. below applies), without any abatement of such purchase price other than the right to apply the purchase price to discharge any judgments, liens or other encumbrances or other defects in title (other than those on Exhibit B) which can be discharged or removed by payment of a specific monetary amount; or

     C.  to terminate this Agreement; or

     D. to seek specific performance of Seller's obligations hereunder, or other appropriate equitable relief. With respect to Buyer's remedy of specific performance, Seller hereby acknowledges and agrees that because the Premises are unique and are the sole asset of the Partnership that the rights of Buyer under this Option upon any default by Seller hereunder cannot be adequately remedied by any award of money damages, as the amount of damages is not subject to any meaningful computation. Pending any final determination by a court of the merits of any suit involving the refusal for any reasons by Seller (or the Partnership under subparagraph B. above) to convey the Interests (or the Premises, as the case may be) or Seller's other material breach of this Agreement, Seller shall consent to the court appointment of a trustee, receiver or conservator for the Interests (or the Premises) under order that the costs of such trusteeship, receivership or conservatorship shall be borne exclusively by the party finally determined to be in default; or

     E. upon the consummation of Closing, to seek from a court of competent jurisdiction an equitable adjustment of the purchase price in an amount adequate to pay for the costs of remedying such breach or non-compliance, or if such breach or non-compliance is incapable of being cured, an amount equal to the diminution in the value of the Interests (or the Premises, as the case may be) resulting from such breach or non-compliance; or

     F. to exercise this option and complete Closing on the Interests (or the Premises) at such date as Buyer may elect which may be earlier than January 3, 2003 if Seller has failed to cure the breach within a period of ninety days after notice from Buyer of such breach.

     15. Default by Buyer. If Buyer shall exercise the option to purchase the Interests and thereafter fail to complete Closing hereunder on or before the date described in Paragraph 2.A. above, for any reason other than a default of Seller, Seller shall retain the Option Consideration as liquidated damages for such breach, and, in addition thereto, Buyer shall pay Seller's and the Partnership's actual costs and expenses (including attorneys' fees) incurred in connection with the exercise of the Option and preparation for Closing thereunder, not to exceed $50,000, and this Agreement shall thereupon terminate and neither party shall have any further liability to the other hereunder.

     16. Brokerage. The parties respectively warrant to each other that no finders, real estate brokers, or other persons entitled to a claim, a fee or commission, have interested either of them in this transaction. Each party shall indemnify and save the other harmless of and from any loss, cost or expense sustained by reason of the breach of the warranty set forth in the first sentence of this Paragraph 16.

     17. Assignment and Designation of Nominee.

     A. Buyer may assign its entire interest (but not less than its entire interest hereunder) in this Agreement, including its right to exercise the Option granted by this Agreement, to any person or entity, provided that Buyer remains responsible for the performance of the assignee of Buyer's obligations hereunder. In the event of any assignment of Buyer's interest in this Agreement after the exercise of the Option, the entity which has exercised the Option pursuant to Paragraphs 2 and 3 hereof shall be and continue to remain personally liable hereunder, and the assignee shall assume all of Buyer's obligations hereunder, or Buyer may designate one or more nominees to take title to the Interests or Premises, but in either of such cases, Buyer shall notify Seller in writing of the name and address of such assignee or nominee prior to the date fixed or to be fixed for Closing as aforesaid. If Buyer does not notify Seller of an assignee or nominee within the time set forth above, Seller shall convey title to Buyer.

     B. Subject to the foregoing provisions, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

     18. Recording. This Agreement or a Memorandum of Option may be recorded by Buyer in any appropriate public office in the State of Maryland.

     19. Notices.

     A. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to the addressee, telegraphed, telecopied or telexed to the addressee or mailed, certified or registered mail or express mail, postage prepaid, or sent by a nationally recognized courier service, service charges prepaid, and shall be deemed given when so delivered personally, telegraphed, telecopied or telexed, if by certified or registered mail, four days after the date of mailing or if express mail or send by a nationally recognized courier service, two days after the date of mailing, as follows:

          (1)  If to Buyer:

                 Genesis Health Ventures, Inc.
                 148 W. State Street
                 Kennett Square, PA 19348
                 Attention:  Lewis H. Hoch, Esquire
                             Vice-President and
                             General Counsel;

               With a required copy to:
                  Blank, Rome, Comisky & McCauley
                  Four Penn Center Plaza, 12th Floor
                  Philadelphia, PA 19103
                  Attention:  Dale Penneys Levy, Esquire
                              Stephen E. Luongo, Esquire


          (2)  If to the Seller:
                  Michael J. Batza, Jr.
                  520 East Seminary Avenue
                  Towson, Maryland 21286

                  Edward A. Burchell
                  15620 Carroll Road
                  Monkton, Maryland 21111

                  Earl L. Linehan
                  120 Woodbrook Lane
                  Baltimore, Maryland 21212

                  Roger C. Lipitz
                  3206 Caves Road
                  Owings Mills, Maryland 21117

                  Arnold I. Richman
                  313 Garrison Forest Road
                  Owings Mills, Maryland 21117

               With a required copy to:

                  Gallagher, Evelius & Jones
                  218 North Charles Street, Suite 400
                  Baltimore, Maryland 21201
                  Attention:  Thomas B. Lewis, Esquire

         (3)  If to the Partnership:
                  515 Fairmount Avenue
                  Suite 900
                  Towson, Maryland 21286

     B. Either party may designate a different person or entity or place to or at which notices shall be given by delivering a written notice to that effect to the other party, which notice shall be effective after the same is actually received by the other party. In lieu of mailing, the parties may deliver any such notice, documents or papers to the aforesaid addresses.

     20. Tender. Formal tender of purchase price and executed deed or assignment and other documents are hereby waived.

     21. Time for Performance. Whenever any date of performance under this Agreement falls on a Saturday, Sunday, or holiday, then time of performance shall then be on the next business day.

     22. Construction. This Agreement and any written agreements entered into contemporaneously herewith between the parties hereto shall be construed in pari materia. This Agreement may not be modified, altered or changed except by an instrument in writing duly and validly executed by both parties. Section headings shall be disregarded in construing this Agreement.

     23. Governing Law. The provisions of this Agreement shall be governed by the laws of the State of Maryland.

     24. Merger of Partnership into Affiliate. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to merge or consolidate the Partnership with any of the Additional Partnerships or intoa new partnership, corporation or limited liability company (any of the foregoing, a "Successor") so long as (a) all of the partnership interests, stock, or membership interests (as the case may be) in the Successor are owned by one or more of the Seller and the Selling Affiliates, (b) the sole business of the Successor is the ownership of the Premises and the Additional Facilities, (c) the Successor agrees to be bound by all of the terms of this Option and to execute any amendments to the warranties or other provisions of this Option necessary to conform the provisions of this Option to the legal structure of the Successor entity, and (d) the Successor's equity holders agree to be, and the controlling Shareholders continue to be, bound by this Agreement.

     25. Survival.

     A. All warranties, representations and covenants set forth in this Agreement shall survive Closing and the execution and delivery of the deed or the assignments hereunder. The Controlling Shareholders hereby jointly and severally agree to indemnify, defend and hold harmless Buyer and its officers, directors, shareholders and affiliates from and against any and all Losses with respect to the following, subject, however, to the limitations set forth in Paragraph 25 B:

     (1) any misrepresentation or breach of any representation, warranty, covenant or agreement of the Seller or the Partnership contained in this Agreement or in any Document delivered pursuant to this Agreement provided Buyer sends notice of such claim within fifteen
(15) months after the Closing Date.

     (2) any Liability or obligation arising out of any act or omission to act of any Seller in its capacity as a general partner of the Partnership or any Liability relating to Taxes arising from acts, events or operations prior to Closing, as to which there is no time limit.

     (3) Any actions, causes of action, claims, suits, proceedings, demands, assessments, settlements, Judgments, damages, Losses, costs and legal and other expenses incident to any of the foregoing, and subject to the time limits set forth therein.

     B. The parties acknowledge that the indemnity set forth in this Paragraph 25 does not apply to Losses which are finally and unappealably determined to arise from or relate to Buyer's negligence or misconduct upon or in connection with Buyer's operation of the Premises.

     26. Conditions Precedent to the Obligation of Buyer. Each and every obligation of Buyer to complete the Closing is subject to the satisfaction of the following conditions (any one or more of which may be waived in writing by Buyer):

     A. The agreements, representations and warranties of the Seller and the Partnership contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and a certificate to that effect shall have been provided to Buyer by the Seller and the Partnership at Closing.

     B. The Seller and the Partnership shall have substantially performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Seller and the Partnership shall have delivered to Buyer a certificate dated as of the Closing Date to the foregoing effect.

     C. If Buyer purchases the Interests, Buyer shall have received the favorable opinion of counsel to the Seller, dated the Closing Date and addressed to Buyer addressing such matters as are then customary in such transactions.

     27. Counterparts.  This Agreement may be executed in counterparts.



                   [SIGNATURES BEGIN ON PAGE 19]

     IN WITNESS WHEREOF, the parties have caused these presents to be duly executed the day and year aforesaid.

WITNESS:                             SELLER:


/s/ Mary L. Farrell                  /s/ Michael J. Batza, Jr.
                                     Michael J. Batza, Jr.

/s/ Lori A. Nicolle                  /s/ Edward A. Burchell
                                     Edward A. Burchell

/s/ Lori A. Nicolle                  /s/ Earl L. Linehan
                                     Earl L. Linehan

/s/ Mary L. Farrell                  /s/ Roger C. Lipitz
                                     Roger C. Lipitz

/s/ Lori A. Nicolle                  /s/ Arnold I. Richman
                                     Arnold I. Richman

/s/ Deborah A. DiMarino              /s/ Stanard T. Klinefelter
                                     Stanard T. Klinefelter, Successor
                                     Trustee under a Trust Agreement
                                     dated October 17, 1980 f/b/o Batza
                                     Children

/s/ Deborah A. DiMarino              /s/ Stanard T. Klinefelter
                                     Stanard T. Klinefelter, Successor
                                     Trustee under a Trust Agreement
                                     dated December 23, 1982 f/b/o
                                     Linehan Children


/s/ Deborah A. DiMarino              /s/ Stanard T. Klinefelter
                                     Stanard T. Klinefelter, Successor
                                     Trustee under a Trust Agreement
                                     dated December 24, 1980 f/b/o
                                     Lipitz Children

/s/ Deborah A. DiMarino              /s/ Stanard T. Klinefelter
                                     Stanard T. Klinefelter, Successor
                                     Trustee under a Trust Agreement
                                     dated December 24 1980 f/b/o
                                     Richman Children

/s/ Deborah A. DiMarino              /s/ Rosemary Burchell
                                     Rosemary Burchell, Successor
                                     Trustee under a Trust Agreement
                                     dated October 17, 1980


                                     BUYER:

                                     MHC ACQUISITION CORPORATION

/s/ Alice A. Diaz                    By: /s/ Lewis J. Hoch (SEAL)
                                     Name:  Lewis J. Hoch
                                     Title:  Vice President


                                     PARTNERSHIP:

                                     HERITAGE ASSOCIATES LIMITED
                                     PARTNERSHIP


/s/ Lori A. Nicolle                  By: /s/ Earl L. Linehan
                                     Name:  Earl L. Linehan
                                     Title:  General Partner

STATE OF MD        :
                   :  SS
COUNTY OF HARFORD  :

     BE IT REMEMBERED, that on this _____ day of November, 1993, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in the County and State aforesaid, personally appeared Michael J. Batza, Jr., known to me (or satisfactorily proven) to be the person who executed the foregoing document.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                      /s/
                                      Notary Public
                                      My Commission Expires:  4-1-95

[NOTARIAL SEAL]


STATE OF MD        :
                   :  SS
COUNTY OF HARFORD  :

     BE IT REMEMBERED, that on this _____ day of November, 1993, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in the County and State aforesaid, personally appeared Edward
A. Burchell, known to me (or satisfactorily proven) to be the person who executed the foregoing document.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                      /s/
                                      Notary Public
                                      My Commission Expires:  4-1-95

[NOTARIAL SEAL]

STATE OF MD        :
                   :  SS
COUNTY OF HARFORD  :

     BE IT REMEMBERED, that on this _____ day of November, 1993, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in the County and State aforesaid, personally appeared Earl L. Linehan, known to me (or satisfactorily proven) to be the person who executed the foregoing document.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                      /s/
                                      Notary Public
                                      My Commission Expires:  4-1-95

[NOTARIAL SEAL]

STATE OF MD        :
                   :  SS
COUNTY OF HARFORD  :

     BE IT REMEMBERED, that on this _____ day of November, 1993, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in the County and State aforesaid, personally appeared Roger
C. Lipitz, known to me (or satisfactorily proven) to be the person who executed the foregoing document.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                      /s/
                                      Notary Public
                                      My Commission Expires:  4-1-95

[NOTARIAL SEAL]

STATE OF MD        :
                   :  SS
COUNTY OF HARFORD  :

     BE IT REMEMBERED, that on this _____ day of November, 1993, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in the County and State aforesaid, personally appeared Arnold
I. Richman, known to me (or satisfactorily proven) to be the person who executed the foregoing document.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                      /s/
                                      Notary Public
                                      My Commission Expires:  4-1-95

[NOTARIAL SEAL]

STATE OF MD        :
                   :  SS
COUNTY OF HARFORD  :


     BE IT REMEMBERED, that on this _____ day of November, 1993, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in the County and State aforesaid, personally appeared Rosemary Burchell, Successor Trustee under a Trust Agreement dated October 17, 1980, known to me (or satisfactorily proven) to be the person who executed the foregoing document.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                      /s/
                                      Notary Public
                                      My Commission Expires:  4-1-95

[NOTARIAL SEAL]

STATE OF MARYLAND, CITY OF BALTIMORE, to wit:

     I HEREBY CERTIFY, that on this 23rd day of November, 1993, before me, the undersigned Notary Public of the State of Maryland, personally appeared Stanard T. Klinefelter, known to me (or satisfactorily proved) to be the person who executed the foregoing instrument, and acknowledged that he executed the same in the capacity and for the purposes therein recited.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

                                       /s/ Karen R. Pasko

                                       Notary Public
                                       My Commission expires:  4-1-94

                                       [SEAL]

STATE OF PENNSYLVANIA  :
                       :  SS
COUNTY OF PHILADELPHIA :

     BE IT REMEMBERED, that on this _____ day of November, 1993, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in the County and State aforesaid, personally appeared Lewis
J. Hoch, who acknowledged (himself, herself) to be the Vice President of MHC Acquisition Corporation, a Pennsylvania corporation and that (he, she), being authorized to do so, executed the foregoing instrument as such Vice President on behalf of the said Corporation.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                    /s/ Theresa M. Baenson
                                    Notary Public
                                    My Commission Expires:  1-7-96

[NOTARIAL SEAL]


STATE OF MD        :
                   :  SS
COUNTY OF HARFORD  :

     BE IT REMEMBERED, that on this _____ day of November, 1993, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in the County and State aforesaid, personally appeared Earl L. Linehan, who acknowledged himself to be the General Partner of Heritage Associates Limited Partnership, a Maryland limited partnership and that he, being authorized to do so, executed the foregoing instrument as such General Partner on behalf of the said Partnership.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                    /s/
                                    Notary Public
                                    My Commission Expires:  4-1-95

[NOTARIAL SEAL]


                                                      EXHIBIT A

                         DESCRIPTION OF THE LAND
                               (HERITAGE)


     Boundary Description, Lot No.  5, Plat of Beverly Farms,
                         W.P.C. 4, folio 106


     ALL THAT piece or parcel of land situate lying and being in the Twelfth Election District of Baltimore County, State of Maryland and described more particularly as follows to wit:

     BEGINNING for the same at a point on the northerly side of German
Hill Road as shown on the Baltimore County Department of Public Works Bureau of Land Acquisition drawing No. H.R.W. 63-085-20, said point being in the division line between Lots No. 5 and 6 as shown on a plat entitled Beverly Farms, and dated May 27, 1913 and recorded among the Plat Recordsof Baltimore County in Platbook W.P.C. No. 4 folio 106 and running thence and binding on the outlines of Lot No. 5 as shown on said plat, and three following courses and distances viz: North 3 degrees 32 minutes 30 secondsWest 446.64 feet, South 86 degrees 32 minutes 30 seconds West 207.51 feet, and South 4 degrees 16 minutes 04 seconds East 414.36 feet to the northerlyside of German Hill Road as shown on the aforementioned right of way drawing No. HRW 63-085-20 thence binding on the northerly side of said German Hill Road the two following Courses and distances viz: by a line curving toward the right having a radius of 1,757.00 feet for an arc distance of 155.42 feet, the chord of said arc bearing South 84 degrees 59 minutes 01 seconds East 155.37 feet and South 82 degrees 26 minutes 58 seconds East 49.54 feet to the place of beginning.

     CONTAINING 2.016 acres more or less.

     THE COURSES in the above description are referred to the Baltimore County Grid Meridian.

     SUBJECT to a ten foot by ten foot square drainage easement located in the southwest corner of the above described lot.

                             EXHIBIT "B"

                              HERITAGE

                              EXCEPTIONS

     1. Rights or claims of parties other than insured in actual possession of any or all of the property, limited to patients of the facility.

     2.  Taxes which are a lien but which are not yet due and payable.

     3. Subject to terms and provisions as contained in Deed dated June 5, 1913 between Citco Realty Company of Baltimore City and John H. Howard and Ella Howard and recorded among the Land Records of Baltimore County in LIBER 422, folio 89.

     4. Subject to terms and provisions as contained in Deed and Agreement dated March 5, 1964 between August H. Koch and Catherine Koch and Baltimore County, Maryland as recorded among the Land Records of Baltimore County in LIBER 4276, folio 279.

     5. Subject to the terms and provisions as contained in Deed dated May 5, 1964 by and between August H. Koch and Catherine Koch and Baltimore County, Maryland as recorded among the Land Records of Baltimore County in LIBER 4276, folio 285.

     6. Subject to the rights of Baltimore Gas and Electric Company under Agreement dated February 10, 1964 as recorded among the Land Records of Baltimore County, Maryland in LIBER 4346, folio 423.

     7. Subject to terms and provisions as contained in Deed and Agreement dated June 3, 1980 between Heritage Associates and Baltimore County, Maryland as recorded among the Land Records of Baltimore County in LIBER 6173, folio 199.

                               EXHIBIT "C"

                             FEE MORTGAGE(S)


Fee Mortgages (mortgage lien of any mortgage or deed of trust secured by Landlord's fee simple interest in the Premises):

     Deed of Trust dated October 17, 1980 by Heritage Associates Limited Partnership in favor of Charles H. W. Effinger and William E. Eyring, Jr., as trustees for the benefit of Maryland National Bank in the original principal sum of Two Million Eight Hundred Eighteen
     Thousand Dollars ($2,818,000.00) which was recorded in the Official Records of Baltimore County, Maryland in Liber 6219, Folio 385.

                               EXHIBIT "D"

                     OWNERSHIP INTERESTS OF SELLER


Michael J.  Batza, Jr.            General Partner            16.00%
520 E. Seminary Avenue
Towson, MD 21286

Earl L. Linehan                   General Partner            16.00%
120 Woodbrook Lane
Baltimore, MD 21212

Roger C. Lipitz                   General Partner            16.00%
3206 Caves Road
Owings Mills, MD 21117

Arnold I. Richman                 General Partner             8.00%
313 Garrison Forest Road
Owings Mills, MD 21117

Edward A. Burchell                General Partner             8.00%
15620 Carroll Road
Monkton, MD 21111

Stanard T. Klinefelter            Limited Partner             9.00%
Trustee f/b/o
Batza Children
201 N. Charles Street
Baltimore, MD 21201

Stanard T. Klinefelter            Limited Partner             9.00%
Trustee f/b/o
Linehan Children
201 N. Charles Street
Baltimore, MD 21201

David Cordish, Trustee            Limited Partner             9.00%
3401 Terrapin Road
Pikesville, MD 21208

Gerald M. Richman and             Limited Partner             4.50%
Lawrence M. Katz, Trustees
1870 Autumn Frost Lane
Pikesville, MD 21208

Barbara Madden, Trustee           Limited Partner             4.50%
1513 Bethlehem Avenue
Dundalk, MD 21222